EXHIBIT 99.1

News Release

May 14, 2015

Ashland Inc. board raises quarterly dividend by nearly 15 percent

COVINGTON, Ky. – The board of directors of Ashland Inc. (NYSE: ASH) has approved a nearly 15 percent increase in the company’s quarterly cash dividend. Ashland’s board raised the quarterly dividend on the company’s common stock from 34 cents per share to 39 cents per share, equivalent to an annual dividend of $1.56 per share. The quarterly dividend is payable June 15, 2015, to shareholders of record at the close of business on May 29, 2015. As of March 31, there were 67,576,297 shares of Ashland common stock outstanding.

“This increase reflects the board's confidence in the company’s ability to continue executing at a high level while maintaining its commitment to return cash to shareholders,” said William A. Wulfsohn, Ashland chairman and chief executive officer.

About Ashland
Ashland Inc. (NYSE: ASH) is a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets, including architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. Through our three commercial units – Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline – we use good chemistry to make great things happen for customers in more than 100 countries. Visit ashland.com to learn more.

FOR FURTHER INFORMATION:

Investor Relations:
Jason Thompson
+1 (859) 815-4454
jlthompson@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com